Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A of our report dated March 23, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in American Bar Association Members/State Street Collective Trust’s 2009 Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the references to us under the headings “Experts” and “Summary Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 25, 2010